UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2009

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Restatement of Charter

On April 22, 2009, the Company filed the Restated Charter of First Horizon National Corporation (“Charter”) with the Secretary of State of Tennessee. This filing merely restated the Charter; it included all prior amendments in a single document. No new or additional amendment of the Charter was made. The restatement of the Charter was approved by the Company’s Board of Directors on April 20, 2009. The restatement of the Charter was effective immediately upon filing.

Amendment of Bylaws

On April 20, 2009, the Company’s Board of Directors amended Sections 3.4, 4.1, 4.2, 4.8 through 4.21, 4.23, 4.24, 7.1, 8.2, 9.2, and 10.6 of the Company’s Bylaws. Sections 4.8 and 4.12 were deleted and replaced by new Sections 3.14 and 3.15, and all Sections in Article FOUR following 4.7 were re-numbered. The amendments were effective immediately.

The amendments made the positions of Chairman of the Board and Vice-Chairman of the Board non-officer positions. Accordingly, any person who is the Chairman or the Vice-Chairman will not be an officer of the Company, or have the duties or authority of an officer, by virtue of those roles. Previously, those positions were officer positions.

Certain of the amendments supplement the changes described above. The amendment to Section 3.4 clarifies that the Chairman will not be compensated as a non-employee director if he or she at the same time is serving as the Company’s Chief Executive Officer. New Sections 3.14 and 3.15 specify certain duties of the Chairman and the Vice Chairman and authorize the Board to assign duties. The amendment to Section 7.1 provides that the Company’s current Chairman of the Board, Mr. Michael D. Rose, is to be treated as a non-employee director for purposes of the retirement provisions of that Section, and authorizes the Board to make exceptions to the retirement provisions whenever a person is or was both an officer and a director.

Item 8.01 Other Events

Chairman of the Board Transition to Non-Executive Status

In connection with the Bylaw amendment mentioned in Item 5.03, the Company’s Chairman of the Board, Michael D. Rose, ceased to be an officer and employee of the Company on April 20, 2009. Mr. Rose continues to be a director and Chairman of the Board.

Mr. Rose no longer will be paid a salary or other benefits as an officer or employee, but instead will be compensated as a non-employee director. On April 20, 2009, the Board of Directors amended the compensation provisions of the Company’s Director Policy. Among other things, provision has been made in that Policy for compensating the Chairman of the Board as a non-employee director. Specifically, the Chairman will receive a special retainer in addition to the ordinary one; and, he will receive ordinary meeting fees except that he will be paid no fees for meetings of committees other than the Credit Policy and Executive Committee. An excerpt from the Director Policy of those provisions relating to compensation matters, as amended, is filed herewith as exhibit 10.1.

Results from Annual Meeting of Shareholders

At the annual meeting of shareholders held on April 21, 2009, each vote item passed, receiving “For” votes in excess of 80% of the outstanding shares on the record date for the meeting. The vote items were the election of five directors (Mark A. Emkes, D. Bryan Jordan, R. Brad Martin, Vicki R. Palmer, and William B. Sansom), ratification of KPMG LLP as auditors for 2009, and approval of an advisory proposal on executive compensation.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit #	Description

3.1	Restated Charter of First Horizon National Corporation

3.2	Bylaws of First Horizon National Corporation, as amended and restated April 20, 2009

10.1	Sections of Director Policy pertaining to compensation

All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: April 23, 2009	By:	/s/ Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary

EXHIBIT INDEX

EX-10.1	Sections of Director Policy pertaining to compensation

EX-3.1	Restated Charter of First Horizon National Corporation

EX-3.2	Bylaws of First Horizon National Corporation, as amended and restated April 20, 2009